EXHIBIT 10.3

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "Amendment") is entered into as of the 28th day of February, 2013, by and between WESTGATE-RE LP, a Delaware limited partnership ("Landlord"), and WOOD GROUP MUSTANG, INC., a Texas corporation ("Tenant").

WHEREAS, Transwestern Acquisitions, L.L.C., a Delaware limited liability company as a predecessor-in-interest to Landlord, and Mustang Engineering, L.P., as predecessor-in-interest to Tenant, are parties to that certain Office Lease dated as of September 10, 2012 (the "Lease") covering approximately 112,000 rentable square feet of space (the "Original Premises") known as Suite Nos. 100, 200, 300 and 400 being all of the rentable area located on the 3rd and 4th floors, a portion of the 1st floor and approximately one-half of the 2nd floor of the building known as Westgate II located at 17320 Katy Freeway, Houston, Texas 77084, as more particularly described therein;

WHEREAS, Tenant is the current Tenant under the Lease pursuant to those certain Certificate of Conversion filed with the Secretary of State of Texas on December 21, 2012, to be effective as of December 31, 2012;

WHEREAS, Tenant has exercised its Expansion Option under Exhibit C, Section II of the Lease to lease the First Expansion Space, the Second Expansion Space and the Third Expansion (collectively, the "Expansion Space") totaling approximately 74,375 rentable square feet of space and shown on Exhibit A attached hereto;

WHEREAS, the Term of the Lease is currently scheduled to expire on the last day of the one hundred twentieth (120th) full calendar month of the Term, and pursuant to the terms of Exhibit C, Section II(f), as a result of Tenant's exercise of the Expansion Option for the entire Expansion Space prior to December 31, 2012, the Term of the Lease shall be amended to expire on the last day of the one hundred twenty-third (123rd) full calendar month of the Term; and

WHEREAS, Landlord and Tenant desire to amend the Lease to reflect the terms and conditions governing Tenant's lease of the Expansion Space and the extension of the Term.

NOW, THEREFORE, in consideration of the premises and the mutual covenants between the parties herein contained, Landlord and Tenant hereby agree as follows:

1.Premises. Landlord hereby leases the Expansion Space to Tenant and Tenant hereby leases the Expansion Space from Landlord, subject to and in accordance with the terms of the Lease, as amended hereby. Article 1.D of the Lease is hereby amended in its entirety to read as follows:

D. Premises: Suite Nos.: Square Feet (Rentable):
Suite Nos. 100, 200, 300 and 400, being all of the rentable area of the Building, which is estimated to contain approximately 186,375 rentable square feet. For the purposes of determining the square footage of the Premises and the Building, the usable and the rentable areas will be determined in accordance with the ANSI/BOMA definition American National Standard Z65. l - 1996 (the "BOMA Standard"), with the common area factors determined consistent with Landlord's architect's determination of the areas of demarcation used to establish the measurements of the Building required to establish the common area factors. Within thirty (30) days after the Delivery Date (as defined in Article 2.A), Landlord's Architect shall field verify the actual usable and rentable areas of the Building and the Premises based upon the BOMA Standard, and shall deliver a certification to Landlord and Tenant setting forth the field verified calculations in CADD format together with back-up documentation supporting such calculations. If Tenant or the Tenant's Architect disputes such field verified calculations, then Tenant shall so notify Landlord within thirty (30) days after the delivery of the calculations performed by Landlord's Architect. Thereafter, Landlord's Architect and Tenant's Architect shall proceed in good faith to attempt to mutually agree on the usable areas and rentable areas within thirty (30) days. If Landlord's Architect and Tenant's Architect are unable to mutually agree on the usable and rentable areas within such thirty (30) day period, then the parties shall submit such determinations to an independent architect within fifteen (15) days after such thirty (30) day period. If Tenant does not deliver the initial dispute notice within the initial thirty (30) day period referenced above, Tenant shall be deemed to have agreed to and approved the usable and rentable areas as determined by Landlord's Architect.

If Tenant or Tenant's Architect dispute the field verified calculations as provided above and they are unable to mutually agree on the usable and rentable areas within the thirty (30) day period set forth above, then Landlord and Tenant shall jointly select an independent architectural firm of regional (or local) standing who is experienced in measurement of commercial office buildings and has not performed substantial services for Landlord or Tenant during the last five (5) year period to determine the usable and rentable areas of the Premises and the Building (using the method set forth above) within thirty (30) days after his or her selection, and such independent architect's determinations shall be final and binding on Landlord and Tenant. The fees of such independent architect shall be shared equally by Landlord and Tenant.

If the usable and rentable areas of the Premises and the Building are adjusted pursuant to this Article l.D, then Landlord and Tenant shall execute an amendment to this Lease, in form and substance reasonably acceptable to Landlord and Tenant, which shall set forth the usable and rentable areas of the Building and the Premises as determined pursuant to this Article l .D, and such usable and rentable areas shall be the usable and rentable areas of the Building and the Premises for the remainder of the Term (absent a substantial change to the Building or any part thereof or Tenant's election to exercise its Renewal Option with respect to less than the entire Premises). Landlord and Tenant acknowledge that any increase or decrease in the rentable areas of the Building and the Premises shall result in a corresponding increase or decrease in the aggregate (but not per square foot) Rent, the Construction Allowance and any other provisions of this Lease impacted by such measurements.

2.Monthly Rent. Article I.K. of the Lease is hereby deleted in its entirety and amended as follows:

Monthly Rent:	Lease Month (from the Commencement Date)	Annual Rate Per Rentable Square Foot of the Premises	Monthly Rent
	1 - 3	$19.85	$263,632.81 *
	4 -12	$19.85	$308,295.3 I
	13 - 24	$20.35	$316,060.94
	25 -36	$20.86	$323,981.88
	37 -48	$21.38	$332,058.13
	49 -60	$21 .91	$340,289.69
	61 -72	$22.46	$348,831.88
	73 - 84	$23.02	$357,529.38
	85 -96	$23.60	$366,537.50
	97 -108	$24.19	$375,700.94
	109 - 123	$24.79	$385,019.69
As used herein, the term "Lease Month" shall mean calendar month during the Term, and if the Commencement Date does not occur on the first (1st) day of a calendar month, the period from the Commencement Date to the first (1st) day of the next calendar month shall be included in the first (1st) Lease Month and the Monthly Rent applicable to such partial month shall be prorated and paid at the rate applicable to Lease Month 1, and shall be payable on the first day of Lease Month 1, subject to any additional abatement pursuant to Exhibit B.

*The parties acknowledge that the Monthly Rent payable for Lease Months 1 through 3 is calculated as if the Premises only contained 159,375 rentable square feet (it being agreed that Monthly Rent for 27,000 rentable square feet of space is abated for Lease Months 1 - 3 (but not any partial month from the Commencement Date to the first (1st) day of the next calendar month)).

All such Monthly Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.Additional Rent. Commencing on the Commencement Date, including during Lease Months 1 through 3, Tenant shall pay Additional Rent and all other charges due under the Lease with respect to the Premises, as expanded hereby, in accordance with the terms of the Lease. Tenant shall pay Operating Expenses with respect to the entire Premises, including the Expansion Space, pursuant to Article 2.A of the Lease for any period that Tenant occupies any portion of the Premises for the conduct of Tenant's business prior to the Commencement Date.

4.Self-Management. Landlord and Tenant acknowledge and agree that as of the Commencement Date, Tenant shall self-manage the Project pursuant to Article 4.C of the Lease. Landlord shall provide a commercially reasonable form of property management agreement for Tenant's review and approval within sixty (60) days following the mutual execution of this Amendment.

5.Initial Monthly Operating Expenses. Article 1.L. of the Lease is hereby amended in its entirety to read as follows:

Intentionally Omitted

6.Tenant's Pro Rata Share. Article 1.M. of the Lease is hereby amended in its entirety to read as follows:

Tenant's Pro Rata Share:
100.00%. Tenant's Pro Rata Share shall be determined by dividing the rentable area of the Premises by the rentable area of the Building and multiplying the resulting quotient, to the second decimal place, by one hundred.

7.Expiration Date. Article 1.1. of the Lease is hereby amended in its entirety to read as follows:

Expiration Date:	The last day of the one hundred twenty-third (123rd) full calendar month of the Term, unless the Term is sooner terminated, or extended, as provided herein.

8.Delivery and Acceptance of the Premises. Landlord and Tenant acknowledge that the delivery and acceptance of the Expansion Space shall be made in accordance with Article 2 of the Lease and in the same manner as the Original Premises. NO WARRANTIES, EXPRESS OR IMPLIED, ARE MADE REGARDING THE SUITABILITY OF THE EXPANSION SPACE ON THE COMMENCEMENT DATE. TO THE EXTENT PERMITTED BY LAW, TENANT WAIVES ANY IMPLIED WARRANTY OF SUITABILITY, HABITABILITY OR OTHER IMPLIED WARRANTIES THAT LANDLORD WILL MAINTAIN OR REPAIR THE EXPANSION SPACE OR ITS APPURTENANCES EXCEPT AS MAY BE CLEARLY AND EXPRESSLY PROVIDED IN THE LEASE, AS AMENDED HEREBY, AND TENANT HAS NOT RELIED ON ANY SUCH IMPLIED WARRANTIES.

9.Tenant's Work. Tenant's Work as defined in Exhibit B of the Lease shall include all alterations and improvements in the Expansion Space (other than the Landlord's Work to be performed by Landlord therein) required for Tenant's occupancy thereof. All references to the Premises in Exhibit B shall include the Expansion Space.

10.Cypress Run Lease. As a result of Tenant's exercise of the Expansion Option for the entire Expansion Space prior to December 31, 2012, pursuant to Exhibit C, Section II(f)(iii) of the Lease, Tenant, subject to the terms and conditions set forth therein, shall be entitled to receive the applicable reimbursements related to the Cypress Run Lease, as more particularly described in Exhibit C, Section II(f) of the Lease, and Landlord and Tenant shall be bound by the terms and conditions set forth in Exhibit

C, Section II(f) of the Lease regarding the Cypress Run Lease as provided therein. All references in Exhibit C, Section II(f) of the Lease to "Barker Cypress" are hereby amended to "Cypress Run Lease".

11.Estoppel. Tenant hereby represents, wan-ants and agrees that: (i) there exists no breach, default or event of default by Landlord under the Lease, or to Tenant's knowledge, any existing event or condition which, with the notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease; (ii) the Lease continues to be a legal, valid and binding agreement and obligation of Tenant; and (iii) Tenant has no current offset or defense to its performance or obligations under the Lease.

12.Brokers. Each party warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Transwestern ("Landlord's Broker") and CBRE, Inc., ("Tenant's Broker"), and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment. The terms and conditions of Article 24 of the Lease shall govern with respect to commissions payable in connection with this Amendment.

13.Defined Terms. All terms not otherwise defined herein shall have the same meaning assigned to them in the Lease.

14.Authority. Tenant represents to Landlord as follows: (i) Tenant is duly formed and validly existing under the laws of the state of Texas, (ii) Tenant has and is qualified to do business in Texas, (iii) Tenant has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Tenant was and continues to be authorized to do so. Landlord represents to Tenant as follows: (i) Landlord is duly formed and validly existing under the laws of the state of Delaware, (ii) Landlord has and is qualified to do business in Texas, (iii) Landlord has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Landlord was and continues to be authorized to do so.

15.Lender Approval. Landlord shall cause its existing Lender with respect to the Project, Bank of America, N .A., as agent, to issue its written consent to this Amendment within thirty
(30) days following the mutual execution of this Amendment.

16.Ratification of Lease. Except as amended hereby, the Lease shall remain in full force and effect in accordance with its terms and is hereby ratified. In the event of a conflict between the Lease and this Amendment, this Amendment shall control.

17.No Representations. Landlord and Landlord's agents have made no representations or promises, express or implied, in connection with this Amendment except as expressly set forth herein and Tenant has not relied on any representations except as expressly set forth herein.

18.Exhibits. Exhibit A attached hereto is hereby incorporated herein and made a part hereof for all purposes. Exhibit A-2 to the Lease is hereby amended to add and incorporate Exhibit A attached hereto.

19.Entire Agreement. This Amendment, together with the Lease, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.

20.Section Headings. The section headings contained in this Amendment are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof

21.Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

22.Severability. A determination that any provision of this Amendment is unenforceable or invalid shall not affect the enforceability or validity of any other provision hereof and any determination that the application of any provision of this Amendment to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

23.Governing Law. This Amendment shall be governed by the laws of the State of Texas.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date fast above written.

LANDLORD:

WESTGATE-RE LP, a Delaware limited partnership

By:	Westgate-RE GP, LP, a Delaware limited partnership, its general partner

	By:	/s/ Peter W. Savoie
	Print Name:	Peter W. Savoie
	Title:	Authorized Signatory

TENANT:

WOOD GROUP MUSTANG, INC., a Texas corporation

By:	/s/ Craig A. Becker
Print Name:	Craig A. Becker
Title:	V.P. Corporate Contracts